Exhibit 99.2

PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX RECEIVES EXCLUSIVE CONTRACT FROM

KOS PHARMACEUTICALS TO PRODUCE AZMACORT® INHALER

10-Year Deal Brings $10 Million Annual Revenues to Inyx

NEW YORK - April 15, 2005 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company with a focus on niche drug delivery technologies and products, announced today that it has received from Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) a 10-year contractual relationship to produce Kos’ Azmacort® Inhalation Aerosol product line. The exclusive Azmacort relationship is expected to generate about $10 million in annual revenues to Inyx.

Azmacort was developed by Aventis Pharmaceuticals, Inc., which today is part of Sanofi-Aventis SA (NYSE: SNY), and Kos acquired Azmacort from Aventis in March 2004. As part of that acquisition, Aventis had a five-year manufacturing contract to produce Azmacort for Aeropharm Technology, a Kos subsidiary, from Aventis’ manufacturing facility in Manati, Puerto Rico. On March 31, 2005, Inyx completed its acquisition of assets and business of Aventis Pharmaceuticals Puerto Rico Inc. at Manati.

Related to Inyx’s Puerto Rico acquisition, the contract for producing Azmacort in its existing CFC (chlorofluorocarbon) propellant form had been transferred from Aventis to Inyx. Effective with this new 10-year contractual agreement with Aeropharm, Inyx will be producing the Azmacort product line during the term. In addition, the parties have also agreed to negotiate in good faith prior to June 30, 2005 an R&D collaboration related to the development of Azmacort utilizing the non-ozone-depleting propellant HFA (hydrofluoroalkane).

Azmacort is used in the maintenance treatment of asthma as a prophylactic therapy. Azmacort is also indicated for asthma patients who require corticosteroids administration, where adding Azmacort may reduce or eliminate the need for systemic corticosteroids.

Jack Kachkar, M.D., Chairman and CEO of Inyx, said, “We are very pleased to gain this new contractual relationship with Kos Pharmaceuticals, which is one of the largest that Inyx has received to date, and it reflects our company’s expertise in the development and production of both CFC and HFA pharmaceutical products.”

Exhibit 99.2- Page 1

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., which has newly acquired operations in Manati, Puerto Rico; Inyx Pharma Limited, which has development and production facilities located near Manchester, England; and Inyx Canada, Inc. based in Toronto, which provides business development and support services. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxinc.com.

Safe Harbor
Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

For more information, please contact:
Jay M. Green, Executive VP
Inyx, Inc.
212-838-1111 jgreen@inyxinc.co
Exhibit 99.2- Page 2